FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES
Q4 2022 NET INCOME OF $0.91 PER SHARE AND CORE INCOME OF $1.01 PER SHARE
FULL YEAR 2022 NET INCOME OF $3.28 PER SHARE AND CORE INCOME OF $3.84 PER SHARE
REGULAR QUARTERLY DIVIDEND INCREASED 5% TO $0.42 PER SHARE
SPECIAL DIVIDEND OF $1.20 PER SHARE
Fourth Quarter
•Net income of $248 million versus $266 million in the prior year quarter; core income of $274 million versus $265 million in the prior year quarter
•P&C core income of $342 million versus $353 million, reflects lower investment income from limited partnerships and common stock, as well as lower underwriting income from a $36 million increase in pretax catastrophe losses to $76 million.
•Life & Group core loss of $(16) million versus core income of $6 million in the prior year quarter reflects lower investment income from limited partnerships.
•Corporate & Other core loss of $(52) million versus $(94) million in the prior year quarter, includes a non-economic charge related to asbestos and environmental pollution of $28 million after-tax versus $48 million in the prior year quarter.
•P&C combined ratio of 93.7%, compared with 92.9% in the prior year quarter, including 3.6 points of catastrophe loss impact compared with 2.0 points in the prior year quarter. The underlying combined ratio was 91.2%, consistent with the prior year quarter. The underlying loss ratio was 59.9% compared with 60.1% in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 8%, or 9% excluding foreign currency fluctuations. Net written premium growth of 5% in the quarter, or 7% excluding foreign currency fluctuations. P&C renewal premium change of +7%, with written rate of +4% and exposure change of +3%.
Full Year
•Net income of $894 million versus $1,202 million in the prior year; core income of $1,048 million versus $1,106 million in the prior year
•P&C core income of $1,240 million versus $1,184 million, reflects record high underwriting income of $559 million as well as higher investment income from fixed income securities, partially offset by lower investment income from limited partnerships and common stock.
•Life & Group core loss of $(9) million versus core income of $126 million in the prior year reflects lower investment income from limited partnerships.
•P&C record low combined ratio of 93.2%, compared with 96.2% in the prior year, including 3.0 points of catastrophe loss impact compared with 5.1 points in the prior year. The underlying combined ratio was a record low 91.2% compared with 91.4% in the prior year. The underlying loss ratio was 60.0%, consistent with the prior year.
•P&C segments, excluding third party captives, generated gross written premium growth of 10%, or 11% excluding foreign currency fluctuations. Net written premium growth of 9% in the year, or 10% excluding foreign currency fluctuations. P&C renewal premium change of +8%, with written rate of +5% and exposure change of 3%.
Shareholders' Equity
•Book value per share of $32.58; book value per share excluding AOCI of $45.71, a 7% increase from year-end 2021 adjusting for $3.60 of dividends per share.
•Increased quarterly dividend 5% to $0.42 per share; special dividend of $1.20 per share.

CHICAGO, February 6, 2023 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2022 net income of $248 million, or $0.91 per share, versus $266 million, or $0.98 per share, in the prior year quarter. Net investment losses for the quarter were $26 million compared to net investment gains of $1 million in the prior year quarter. Core income for the quarter was $274 million, or $1.01 per share, versus $265 million, or $0.97 per share, in the prior year quarter.
Net income for the full year 2022 was $894 million, or $3.28 per share, versus $1,202 million, or $4.41 per share, in the prior year. Net investment losses for the full year were $154 million compared to net investment gains of $96 million in the prior year. Core income for the full year 2022 was $1,048 million, or $3.84 per share, versus $1,106 million, or $4.06 per share, in the prior year.
Our Property & Casualty segments produced core income of $342 million for the fourth quarter of 2022, a decrease of $11 million compared to the prior year quarter driven by lower investment income from limited partnerships and common stock, as well as lower underwriting income, including a $36 million increase in pretax catastrophe losses to $76 million. Property & Casualty segments, excluding third party captives, generated gross written premium growth of 8%, or 9% excluding currency fluctuations, and net written premium growth of 5%, or 7% excluding currency fluctuations, driven by retention of 86% and renewal premium change of +7%.
Our Property & Casualty segments produced core income of $1,240 million for the full year 2022, an increase of $56 million compared to the prior year driven by record high underwriting income of $559 million as well as higher investment income from fixed income securities, partially offset by lower investment income from limited partnerships and common stock. Property & Casualty segments, excluding third party captives, generated gross written premium growth of 10% or 11% excluding foreign currency fluctuations, and net written premium growth of 9% or 10% excluding foreign currency fluctuations, driven by retention of 86%, new business growth of 13% and renewal premium change of +8%.
Our Life & Group segment produced a core loss of $(16) million for the fourth quarter of 2022 versus core income of $6 million in the prior year quarter driven by lower investment income from limited partnerships. Our Corporate & Other segment produced a core loss of $(52) million for the fourth quarter of 2022, an improvement of $42 million compared to the prior year quarter driven by a lower non-economic charge related to asbestos & environmental pollution and adverse development in legacy mass tort exposures in the prior year quarter.
CNA Financial declared a quarterly dividend of $0.42 per share and a special dividend of $1.20 per share, payable March 9, 2023 to stockholders of record on February 21, 2023.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2022	2021	2022	2021
Net income	$248	$266	$894	$1,202
Core income (a)	274	265	1,048	1,106

Net income per diluted share	$0.91	$0.98	$3.28	$4.41
Core income per diluted share	1.01	0.97	3.84	4.06

	December 31, 2022	December 31, 2021
Book value per share	$32.58	$47.20
Book value per share excluding AOCI	45.71	46.02
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

"We had another excellent quarter with solid top-line growth and strong underwriting profitability which capped off an excellent year of underwriting performance. Gross written premium growth ex captives was 8% for the quarter and 10% for the year, marking two straight years of double-digit growth. Overall P&C renewal premium change was 7% in the quarter and 9% in Commercial which is up 2 points from the third quarter. The combined ratio was 93.7% for the quarter and a record low 93.2% for the year. We produced core income of $274 million for the quarter and $1,048 million for the year. Core income was greater than $1 billion for the second straight year and represents our highest two-year total on record. Given our strong results in 2022, we are optimistic about our opportunities to capitalize on the continued favorable market conditions, and achieve a meaningful benefit from the tailwind of higher yields on our fixed maturity portfolio," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$2,704	$2,513	$10,264	$9,303
GWP ex. 3rd party captives change (% year over year)	8%		10%
Net written premiums	$2,284	$2,166	$8,663	$7,921
NWP change (% year over year)	5%		9%
Net earned premiums	$2,116	1,997	$8,196	$7,685
NEP change (% year over year)	6%		7%
Underwriting gain	$134	$142	$559	$290
Net investment income	$290	$306	$982	$1,178
Core income	342	353	1,240	1,184

Loss ratio excluding catastrophes and development	59.9%	60.1%	60.0%	60.0%
Effect of catastrophe impacts	3.6	2.0	3.0	5.1
Effect of development-related items	(1.1)	(0.3)	(1.0)	(0.3)
Loss ratio	62.4%	61.8%	62.0%	64.8%

Expense ratio	31.1%	30.8%	30.9%	31.1%

Combined ratio	93.7%	92.9%	93.2%	96.2%
Combined ratio excluding catastrophes and development	91.2%	91.2%	91.2%	91.4%
•The fourth quarter underlying combined ratio was consistent with the prior year quarter. The expense ratio increased 0.3 points largely offset by 0.2 points of improvement in the underlying loss ratio, as compared with the prior year quarter.
•The fourth quarter combined ratio increased 0.8 points as compared with the prior year quarter. Catastrophe losses were $76 million, or 3.6 points of the loss ratio in the quarter compared with $40 million, or 2.0 points of the loss ratio, for the prior year quarter. Catastrophe losses for the fourth quarter of 2022 were primarily driven by Winter Storm Elliott. Favorable net prior period development improved the loss ratio by 1.1 points in the current quarter compared with 0.3 points of improvement in the prior year quarter.
•In the fourth quarter, P&C segments, excluding third party captives, generated gross written premium growth of 8%, or 9% excluding foreign currency fluctuations, and net written premium growth of 5%, or 7% excluding foreign currency fluctuations.
•For the full year, the underlying combined ratio improved 0.2 points as compared with the prior year, reflecting the lowest underlying combined ratio on record. The expense ratio improved 0.2 points and the underlying loss ratio was largely consistent with the prior year.
•For the full year, the combined ratio improved 3.0 points as compared with the prior year, reflecting the lowest combined ratio on record. Catastrophe losses were $247 million, or 3.0 points of the loss ratio for the full year compared with $397 million, or 5.1 points of the loss ratio, for the prior year.  Catastrophe losses for the full year were primarily driven by Winter Storm Elliott and Hurricane Ian. Favorable net prior period development improved the loss ratio by 1.0 points in the current year compared with 0.3 points of improvement in the prior year.
•For the full year, P&C segments, excluding third party captives, generated gross written premium growth of 10% or 11% excluding foreign currency fluctuations, and net written premium growth of 9% or 10% excluding foreign currency fluctuations.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$998	$1,016	$3,814	$3,672
GWP ex. 3rd party captives change (% year over year)	(2)%		4%
Net written premiums	$863	$875	$3,306	$3,225
NWP change (% year over year)	(1)%		3%
Net earned premiums	$827	$806	$3,203	$3,076
NEP change (% year over year)	3%		4%

Underwriting gain	$93	$81	$366	$347

Loss ratio excluding catastrophes and development	58.4%	59.1%	58.6%	59.1%
Effect of catastrophe impacts	—	0.4	0.1	0.4
Effect of development-related items	(0.6)	(0.6)	(1.3)	(1.4)
Loss ratio	57.8%	58.9%	57.4%	58.1%

Expense ratio	30.8%	30.9%	31.0%	30.5%

Combined ratio	88.8%	89.9%	88.6%	88.7%
Combined ratio excluding catastrophes and development	89.4%	90.1%	89.8%	89.7%
•The fourth quarter underlying combined ratio improved 0.7 points as compared with the prior year quarter. The underlying loss ratio improved 0.7 points, reflecting the lowest underlying loss ratio on record, and the expense ratio was largely consistent with the prior year quarter.
•The fourth quarter combined ratio improved 1.1 points as compared with the prior year quarter. Favorable net prior period development improved the loss ratio by 0.6 points in the current and prior year quarters.
•In the fourth quarter, gross written premiums, excluding third party captives, declined (2)% and net written premiums declined (1)%.
•For the full year, the underlying combined ratio was largely consistent with the prior year. The expense ratio increased 0.5 points driven by higher underwriting expenses. The underlying loss ratio improved 0.5 points as compared with the prior year, reflecting the lowest underlying loss ratio on record.
•For the full year, the combined ratio was largely consistent with the prior year. Favorable net prior period development improved the loss ratio by 1.3 points in the current year compared with 1.4 points of improvement in the prior year.
•For the full year, gross written premiums, excluding third party captives, grew 4% and net written premiums grew 3%.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Gross written premiums ex. 3rd party captives	$1,345	$1,158	$5,056	$4,334
GWP ex. 3rd party captives change (% year over year)	16%		17%
Net written premiums	$1,096	$973	$4,193	$3,595
NWP change (% year over year)	13%		17%
Net earned premiums	$1,022	$923	$3,923	$3,552
NEP change (% year over year)	11%		10%

Underwriting gain (loss)	$12	$47	$106	$(112)

Loss ratio excluding catastrophes and development	61.5%	61.4%	61.5%	61.0%
Effect of catastrophe impacts	7.2	2.9	5.6	10.0
Effect of development-related items	(0.9)	(0.2)	(0.7)	0.5
Loss ratio	67.8%	64.1%	66.4%	71.5%

Expense ratio	30.8%	30.4%	30.4%	31.1%

Combined ratio	99.0%	94.9%	97.3%	103.1%
Combined ratio excluding catastrophes and development	92.7%	92.2%	92.4%	92.6%
•The fourth quarter underlying combined ratio increased 0.5 points as compared with the prior year quarter. The expense ratio increased 0.4 points and the underlying loss ratio was largely consistent with the prior year quarter.
•The fourth quarter combined ratio increased 4.1 points as compared with the prior year quarter. Catastrophe losses were $74 million, or 7.2 points of the loss ratio in the quarter compared with $26 million, or 2.9 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.9 points in the current quarter compared with 0.2 points of improvement in the prior year quarter.
•In the fourth quarter, gross written premiums, excluding third party captives, grew 16% and net written premiums grew 13%.
•For the full year, the underlying combined ratio improved 0.2 points as compared with the prior year, reflecting the lowest underlying combined ratio on record. The expense ratio improved 0.7 points driven by net earned premium growth of 10% and lower acquisition costs, partially offset by higher underwriting expenses. The underlying loss ratio increased 0.5 points as compared with the prior year primarily driven by a shift in mix of business associated with the property quota share treaty purchased during June of 2021. Our property coverages, which have a lower underlying loss ratio than most other commercial coverages, now represent a smaller proportion of net earned premiums.
•For the full year, the combined ratio improved 5.8 points as compared with the prior year. Catastrophe losses were $222 million, or 5.6 points of the loss ratio for the full year compared with $358 million, or 10.0 points of the loss ratio, for the prior year. Favorable net prior period development improved the loss ratio by 0.7 points in the current year compared with 0.5 points of unfavorable development increasing the loss ratio in the prior year.
•For the full year, gross written premiums, excluding third party captives, and net written premiums grew 17%.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Gross written premiums	$361	$339	$1,394	$1,297
GWP change (% year over year)	6%		7%
Net written premiums	$325	$318	$1,164	$1,101
NWP change (% year over year)	2%		6%
Net earned premiums	$267	$268	$1,070	$1,057
NEP change (% year over year)	—%		1%

Underwriting gain	$29	$14	$87	$55

Loss ratio excluding catastrophes and development	58.1%	58.5%	58.5%	59.0%
Effect of catastrophe impacts	0.9	4.1	2.2	2.6
Effect of development-related items	(3.0)	(0.2)	(1.2)	0.1
Loss ratio	56.0%	62.4%	59.5%	61.7%

Expense ratio	32.9%	32.4%	32.3%	33.1%

Combined ratio	88.9%	94.8%	91.8%	94.8%
Combined ratio excluding catastrophes and development	91.0%	90.9%	90.8%	92.1%
•The fourth quarter underlying combined ratio was largely consistent with the prior year quarter. The expense ratio increased 0.5 points driven by higher acquisition costs. The underlying loss ratio improved 0.4 points as compared with the prior year quarter.
•The fourth quarter combined ratio improved 5.9 points as compared with the prior year quarter. Catastrophe losses were $2 million, or 0.9 points of the loss ratio in the quarter compared with $11 million, or 4.1 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 3.0 points in the current quarter compared with 0.2 points of improvement in the prior year quarter.
•In the fourth quarter, excluding currency fluctuations, gross written premiums grew 16% and net written premiums grew 12%.
•For the full year, the underlying combined ratio improved 1.3 points as compared with the prior year. The expense ratio improved 0.8 points driven by lower acquisition costs. The underlying loss ratio improved 0.5 points as compared with the prior year.
•For the full year, the combined ratio improved 3.0 points as compared with the prior year. Catastrophe losses were $23 million, or 2.2 points of the loss ratio for the full year compared with $27 million, or 2.6 points of the loss ratio, for the prior year. Favorable net prior period development improved the loss ratio by 1.2 points in the current year compared with 0.1 points of unfavorable development increasing the loss ratio in the prior year.
•For the full year, excluding currency fluctuations, gross written premiums grew 14% and net written premiums grew 13%.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Net earned premiums	$117	$122	$473	$491
Net investment income	204	242	804	966
Core (loss) income	(16)	6	(9)	126
Core results decreased $22 million for the fourth quarter of 2022 as compared with the prior year quarter primarily due to a $40 million pretax decline in net investment income from limited partnerships partially offset by improved morbidity.
Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Net investment income	$9	$3	$19	$15
Insurance claims and policyholders' benefits	40	86	76	109
Interest expense	28	28	112	112
Core loss	(52)	(94)	(183)	(204)
Core loss improved $42 million for the fourth quarter of 2022 as compared with the prior year quarter. The application of retroactive reinsurance accounting to additional cessions to the A&EP Loss Portfolio Transfer in both periods resulted in after-tax non-economic charges of $28 million and $48 million in 2022 and 2021, respectively. The additional cessions in those periods were $87 million and $138 million, respectively. Results for the prior year quarter include a $16 million after-tax impact from unfavorable development related to legacy mass tort exposures in the fourth quarter of 2021.
Net Investment Income

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2022	2021	2022	2021
Net investment income	$503	$551	$1,805	$2,159
Net investment income decreased $48 million for the fourth quarter of 2022 as compared with the prior year quarter. The decrease was driven by a decline in income from limited partnership and common stock investments, which returned 0.9%, or $20 million for the fourth quarter of 2022 compared with a return of 5.1%, or $108 million in the prior year quarter. The decrease was partially offset by a $33 million increase in income from fixed income securities.
Stockholders' Equity
Stockholders’ equity of $8.8 billion decreased 31% from year-end 2021, primarily due to net unrealized investment losses compared to net unrealized investment gains at year-end 2021, resulting from the effect of higher interest rates on the fair value of the fixed income portfolio and dividends paid to stockholders, partially offset by net income. Net unrealized investment gains decreased $3.8 billion after-tax driven by a decrease in unrealized investment gains of $7.8 billion, partially offset by Shadow Adjustments of $3.1 billion and tax of $1.0 billion. Book value per share of $32.58 likewise decreased 31% from year-end 2021.
Book value per share ex AOCI of $45.71 increased 7% from year-end 2021 adjusting for $3.60 of dividends per share.
As of December 31, 2022, statutory capital and surplus for the Combined Continental Casualty Companies was $10.6 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Cara McCall, 312-822-1309	Ralitza Todorova, 312-822-3834

Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Scott R. Lindquist, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (844) 481-2830 (USA Toll Free) or +1 (412) 317-1850 (International). The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), excess workers' compensation (EWC) and legacy mass tort.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and net prior year loss reserve and premium development.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
•Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
•Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
•Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
•New business represents premiums from policies written with new customers and additional policies written with existing customers.

Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
Underwriting results represent net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and other insurance related expenses, pre-tax.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
To the extent that unrealized gains on fixed income securities supporting long term care reserves would result in a premium deficiency if realized, a related increase in Insurance reserves is recorded, net of tax, as a reduction of net unrealized gains (losses), through Other comprehensive income (loss). To the extent that unrealized gains or losses on fixed income securities supporting structured settlements not funded by annuities would impact the reserve balance if realized, a related increase or decrease in Insurance reserves is recorded, net of tax, as a reduction or increase of net unrealized gains (losses), through Other comprehensive income (Shadow Adjustments).
Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Net income	$248	$266	$894	$1,202
Less: Net investment (losses) gains	(26)	1	(154)	96
Core income	$274	$265	$1,048	$1,106
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2022	2021	2022	2021
Net income per diluted share	$0.91	$0.98	$3.28	$4.41
Less: Net investment (losses) gains	(0.10)	0.01	(0.56)	0.35
Core income per diluted share	$1.01	$0.97	$3.84	$4.06
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2022	December 31, 2021
Book value per share	$32.58	$47.20
Less: Per share impact of AOCI	(13.13)	1.18
Book value per share excluding AOCI	$45.71	$46.02

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2022	2021	2022	2021
Annualized net income	$992	$1,067	$894	$1,202
Average stockholders' equity including AOCI (a)	8,459	12,637	10,817	12,658
Return on equity	11.7%	8.4%	8.3%	9.5%

Annualized core income	$1,096	$1,060	$1,048	$1,106
Average stockholders' equity excluding AOCI (a)	12,308	12,403	12,435	12,196
Core return on equity	8.9%	8.5%	8.4%	9.1%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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